American Financial Group, Inc.

Deferred Compensation Plan

(As amended and restated effective January 1, 2005)

  Establishment and Purpose

  Effective November 1, 1999, American Financial Group, Inc. ("AFG" or the "Company") adopted this Deferred Compensation Plan (the "Plan") to enable eligible Employees of the Company and its subsidiaries to defer payment of a portion of their compensation. This Plan has subsequently been amended and restated. This Plan is amended and restated as set forth herein for deferrals made on or after January 1, 2005 to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. The Effective Date of this amendment and restatement shall be January 1, 2005 unless otherwise provided.

  Plan Objectives

  The purpose of the Plan is to assist eligible Employees to:

    Accumulate income for retirement; and

    Provide opportunity for financial growth.

  Definitions

  When used in this Plan, the following words and phrases shall have the following meanings:

    "Account" means the record maintained for each Participant to which all deferrals, earnings (or losses) and distributions are credited and debited for each Plan Year.

    "Administrator" means the person or persons appointed by the Board of Directors of the Company who is responsible for those functions assigned to the Administrator under the terms of the Plan.

    "Base Salary" means annual base pay, excluding any bonuses and other extraordinary payments, payable by the Company to a Participant.

    "Bonus" means any direct lump-sum payment paid for services rendered in addition to the Participant's Base Salary.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Common Stock" means the Company's common stock.

    "Company" means American Financial Group, Inc. and (unless the context indicates otherwise) its subsidiaries and affiliates.

    "Compensation" means Base Salary and Bonus.

    "Disabled" or "Disability" means the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

    "Election Form" means a Participant's agreement, on a form provided by the Administrator or in such other manner acceptable to the Administrator, to defer the Participant's Base Salary and/or Bonus.

    "Employee" means an employee of the Company.

    "Expiration Date" means, with respect to each annual deferral hereunder, the earlier of (i) December 31 of the year prior to the year to which a Participant elects to defer Compensation, or (ii) the pay date for the payroll period in which a Participant dies, becomes Disabled or terminates employment with the Company.

    "Participant" means an officer or other highly compensated Employee who participates in the Plan for a designated Plan Year in accordance with the terms of the Plan, and who has an Account in the Plan.

    "Plan" means this American Financial Group, Inc. Deferred Compensation Plan, as amended and restated from time to time.

    "Plan Year" means the calendar year, January 1 through December 31. The initial Plan Year commenced on January 1, 2000.

  Eligibility

  Officers and other highly compensated Employees of the Company and its subsidiaries will be eligible to become Participants in the Plan either through annual invitation by the Administrator or through an employment agreement approved by the Company's Chief Executive Officer.

  Participation

    A Participant participates in the Plan by delivering to the Administrator at the time specified each year by the Administrator prior to the beginning of each Plan Year, a properly completed Election Form that conforms to the terms and conditions of the Plan. Unless otherwise provided by the Administrator, an Election Form that is timely delivered to the Administrator shall be effective for the Plan Year following the year in which the Election Form is delivered to the Administrator.

    Notwithstanding the above, in the event an individual first becomes an eligible Employee during the course of a Plan Year, rather than as of the first day of the Plan Year, the individual's Election Form must be filed no later than 30 days following the date the individual first becomes an eligible Employee, and such Election Form shall be effective only with regard to the Base Salary and Bonus earned following the filing of the Election Form with the Administrator.

    Notwithstanding the above, an individual's Election Form relating to a Bonus that is a performance-based payment based on services over a period of at least 12 months must be made no later than 6 months before the end of the service period.

  Deferred Compensation Account

    For each Plan Year, a deferred compensation Account will be established for each Participant.

    All Compensation deferred by the Participant, all earnings (or losses) determined under Section 9 and all distributions from the Account to the Participant or the Participant's beneficiaries or estate shall be reflected in the Account.

    The Administrator shall maintain all Accounts.

  Deferral Sources

    At the time of enrollment, a Participant must elect through an Election Form to defer a stated percentage of his or her Compensation for services rendered in the next Plan Year.

    Any Base Salary deferral must be at least 5% and no more than 80% of Base Salary. Any Bonus deferral must be at least 10% and no more than 80% of each Bonus. No deferral election shall reduce a Participant's paid Compensation below the amount necessary to satisfy applicable employment taxes (e.g., FICA/ Medicare) on amounts deferred, benefit plan withholding requirements or income tax withholding for Compensation that cannot be deferred.

    Compensation deferred under this Plan shall be credited to the Participant's Account on the date such amounts would have otherwise been paid.

    The deferral sources and amounts elected for a given Plan Year are irrevocable.

  Deferral Term

  At the time a Participant elects to defer Compensation, the Participant must also elect the term for which such deferral is made (the "deferral term"). The deferral term shall be either (i) a period ending on the date on which the Participant terminates employment with the Company for any reason, including death or disability (a "Termination of Service"), or (ii) a fixed number of years. Notwithstanding a Participant's election to defer for a fixed number of years, in the event of a Termination of Service, the Company, in its sole and absolute discretion, may elect to distribute the Participant's Account to the Participant at any time prior to the expiration of the fixed number of years originally selected by such Participant; provided, however, for deferrals after December 31, 2004, the Company may not accelerate the payment, except as may be provided in Section 10 of this Plan or otherwise in accordance with Section 409A and all regulations thereunder.

  Crediting of Earnings

    There shall be credited to the Account of each Participant an additional amount of earnings (or losses) determined under this Section 9.

    At the time a Participant elects to defer Compensation, each Participant also shall elect (in whole percentages) to have earnings (or losses) credited to his or her Account under one (or a combination) of the investment elections provided herein. Prior to January 1, 2006, the investment elections were the following:

      Interest Election

      Common Stock Election

    Effective as of January 1, 2007, in addition to the investment elections named above, there shall be a Mutual Fund Election. A Participant who makes the Mutual Fund Election may allocate his or her Account among any combination of the mutual funds that are selected and made available by the Plan Administrator from time to time as identified in the attached Schedule A. A Participant's investment return will mirror the return of the investment option selected.

    To the extent a Participant elects the Interest Election, his or her Account will be adjusted to earn interest during any Plan Year of the deferral term at a rate determined by the Board of Directors of the Company not later than the prior November 30. The interest rate selected will be based on the general level of interest rates as well as interest rates the Company is paying on its debt obligations. In the exercise of its discretion, the Board of Directors of the Company may raise (but not lower) such selected interest rate for any Plan Year, based upon significant movements in the general level of interest rates.

    To the extent a Participant elects to invest in the Common Stock Election, his or her Account will change in value based on the price of AFG Common Stock, beginning on the date of the investment in such Common Stock in accordance with the terms of the Plan. The Account will be adjusted to reflect stock splits, distributions and dividends affecting the Common Stock.

    Participants electing to invest in the Common Stock Election will also receive a matching contribution from the Company equal to 7-1/2% of their deferral (the "Common Stock Match"). The Common Stock Match will be credited to a Participant's Account at the same time as the Participant deferrals.

    To the extent a Participant elects to invest in one or more of the mutual fund selections, his or her Account will be adjusted to reflect the daily investment return of the funds selected.

    Prior to January 1, 2007, except as provided in Section 9(e), an investment election shall be effective for the entire deferral term to which it relates and may not be modified or terminated; provided, however, the Administrator may provide certain limited time periods to permit a Participant to make a transfer, reallocation or reinvestment subject to the procedures adopted by the Administrator.

    For each Plan Year prior to January 1, 2007, the Participant's Account shall be increased or decreased as if it had earned the rate of return corresponding to the amount determined under this Section. Such increase or decrease shall be based on the varying balances in each of the investment elections comprising the Participant's Account throughout the Plan Year and shall be credited daily.

    Effective as of January 1, 2007, an investment election may be changed by a Participant at two different times each year in the time and manner determined by the Plan Administrator; provided, however, an original investment election will be effective for a two year period beginning with the first day of the plan year for which the deferrals are made pursuant to such election, and a change in an investment election shall not be effective until the first day of the next Plan Year following such two year period, all as determined by the Plan Administrator.

  Payment Form and Method

    Payments from the Plan shall be made in the form of cash, except in the case where a Participant's Account is being credited based on the Common Stock Election, in which case such Participant shall receive benefit payments in the form of whole shares of AFG Common Stock, or at the Company's election, in cash. Any fractional shares shall be paid in cash. Any required tax withholding will be deducted from the Participant's Account distribution as determined by the Administrator.

    At the time of enrollment for a given Plan Year, a Participant shall elect the method of payment desired upon the Expiration Date of the deferral term(s) elected.

    A Participant may choose either a lump sum or installment payment method for a given Plan Year.

    The payment method elected shall cover all deferral terms, from all deferral sources, for the respective Plan Year.

    If a Participant elects installments after December 31, 2004, the Participant must elect at the time the Election Form is submitted whether to receive a lump sum or to take the distribution in installments over a two year period. This election is irrevocable.

    If a Participant elected installments prior to January 1, 2005, the Participant must elect, prior to payment, the length of time over which such installments are to be received.

    While the installment period elected is irrevocable for all payments, Participants selecting payment in a lump sum for deferrals made prior to January 1, 2005, may elect to further defer their Compensation to a two-year installment payment method with at least 30 days' notice to the Company prior to the scheduled payment of the lump sum.

    For deferrals made after December 31, 2004, all elections regarding the time and form of payment must meet the following requirements:

      Elections shall not be effective until 12 months after the date the election is made.

      For all elections for payments other than because of Disability, death or an unforeseeable emergency, as defined in Section 13, the first payment may not be made for a period of not less than 5 years from the date such payment would otherwise have been made.

      Any payment to be made in an installment may not be made less than 12 months prior to the date of the first scheduled payment.

      No acceleration of any distribution shall be permitted except for any acceleration permitted by Treasury regulations including a de minimis amount set forth in the Plan; an amount in accordance with a domestic relations order; an amount necessary to comply with federal conflicts of interest requirements, or an amount necessary to pay FICA tax due under Section 3121(v)(2) of the Code.

    Notwithstanding a Participant's election, a Participant who terminates employment for any reason prior to normal retirement shall have the Participant's benefit paid in a single lump sum in January following the year in which such termination of employment occurrs.

    Notwithstanding the Participant's payment election for a Participant who is a "key employee" as defined in Section 409A of the Code, a distribution may not be made before the date which is 6 months after the date of termination of service of such Participant (or if earlier, the date of death of the Participant). The determination of "key employee" shall include a Participant who is a "key employee" at any time during the 12-month period ending on December 31 of each year. This limitation on distributions shall only be applicable if Employer's stock is publicly traded on an established securities market or otherwise.

  Account Statement

  An Account Statement will be sent to each Participant quarterly until the Participant's Account has been completely distributed.

  Account Distribution

    Payment will begin in January of the year following the Expiration Date, subject to the restrictions provided in Section 10 above. Provided, however, for deferrals made after December 31, 2004, the distribution may not be made before the date which is 6 months after the date of Termination of Service, or, if earlier, the date of death of the Participant, for a Participant who is a key employee as defined in Section 416(i) of the Code without regard to paragraph 5 thereto, as long as the Company has stock which is publicly traded on an established securities market or otherwise.

    For payment of deferrals made before January 1, 2005, each Participant may elect to have unequal payments during the installment payout. For deferrals made after December 31, 2004, the elections regarding the installment method will be made at the time the Election Form is submitted.

    Applicable federal, state, local and foreign taxes will be deducted from the gross amount of the payment, whether in cash or in shares of AFG Common Stock, as determined by the Administrator.

    Installments must be at least $1,000. The Administrator, therefore, shall have the right to reduce the length of the installment period to that which provides an installment of at least $1,000.

    If installment payments are in effect, the Participant's Account shall continue to be credited with earnings (or losses) hereunder until payment of the final installment.

  Hardship Distributions; Suspensions of Deferral

    Distribution of payments from a Participant's Account for deferrals prior to January 1, 2005 prior to the Expiration Date shall be made only if the Administrator, after consideration of an application by such Participant, determines that the Participant has sustained financial hardship caused by events beyond the Participant's control. In such event, and notwithstanding anything to the contrary herein, the Administrator may, at its sole discretion, direct that all or a portion of the Account be paid to the Participant in such manner, and at such times as determined by the Administrator.

    Distribution of payments from a Participant's Account for deferrals after December 31, 2004 prior to the Expiration Date shall be made only if the Administrator, after consideration of an application by such Participant, determines that the Participant has the occurrence of an "unforeseeable emergency." An "unforeseeable emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In such event, and notwithstanding anything to the contrary herein, the Administrator may, at its sole discretion, direct that all or a portion of the Account be paid to the Participant in such manner, and at such times as determined by the Administrator.

    The Administrator may suspend deferrals upon request by any Participant if the Administrator determines that the Participant has sustained financial hardship caused by events beyond the Participant's control.

  Beneficiary Designation

    A Participant shall have the right to designate one or more beneficiaries and to change any beneficiary previously designated.

    A Participant shall submit his or her beneficiary designation in writing using the beneficiary designation portion of the Election Form. The Participant shall deliver the completed form to the Administrator. The most recently dated and filed beneficiary designation shall cancel all prior designations.

    In the event of the Participant's death before or after the commencement of payments from the Account, the amount otherwise payable to the Participant shall be paid to the designated beneficiaries, and if there are no beneficiaries, to the estate of the Participant, according to the provisions of Section 12.

  Term

  The term of the Plan shall be ten years, with deferrals beginning January 1, 2000 and ending December 31, 2009.

  General Provisions

    Participant's Rights Unsecured. The right of any Participant to receive payments under the provisions of this Plan shall be an unsecured claim against the general assets of the Company. It is not required or intended that the amounts credited to the Participant's Account be segregated on the books of the Company or be held by the Company in trust for a Participant and a Participant shall not have any claim to or against a specific asset or assets of the Company. All credits to an Account are for bookkeeping purposes only.

    Non-assignability. The right to receive payments shall not be transferable or assignable by a Participant. Any attempted assignment or alienation of payments shall be void and of no force or effect.

    Administration. The Administrator shall have the authority to adopt rules, regulations and procedures for carrying out this Plan, and shall interpret, construe and implement the provisions of the Plan according to the laws of the Code and to the extent not preempted by federal law, according to the laws of the State of Ohio.

    Amendment and Termination. This Plan may at any time or from time to time be amended or terminated. No amendment, modification or termination shall adversely affect the Participant's rights under this Plan.

    Construction. The singular shall also include the plural where appropriate.

    Employment Rights. This Plan does not constitute a contract of employment and participation in the Plan will not give any Participant the right to be retained in the employ of the Company.

    No Bonus Rights. This Plan does not confer the right for a Participant to receive a Bonus.

Signed as of the 22nd day of November, 2006.

AMERICAN FINANCIAL GROUP, INC.

By: /s/ KARL J. GRAFE
Karl J. Grafe
Vice President

Schedule A

Mutual Fund Investment Selections

as of

January 1, 2007

Diversified Stock Index Fund. The Fund, managed by Diversified Investment Advisors, seeks a high long-term total return and employs broad equity diversification. The Fund seeks high long-term return by matching the returns and volatility (risk) of the S&P 500 Equity Index.

Diversified Core Bond Fund. The Fund, also managed by Diversified Investment Advisors, seeks to maximize total return through investment in a diversified portfolio of fixed income securities, including US Government securities, asset-back and mortgage-backed securities, and to a lesser extent, convertible, high yield and international fixed income securities.

Dodge & Cox Balanced Fund. The Fund, managed by Dodge & Cox, seeks to achieve regular income, conservation of principal and an opportunity for long-term growth of principal and income. The Fund invests in a diversified portfolio of common stocks, preferred stocks and fixed-income securities. The Fund will hold no more than 75% of its total assets in stocks.